SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2001

           Keyport Life Insurance Company
(Exact name of registrant as specified in its charter)

        Rhode Island
(State of incorporation or organization)

33-3630, 333-1783 & 333-13609	05-0302931
(Commission File Number)	(I.R.S. Employer Identification No.)

125 High Street, Boston, Massachusetts	02110
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code:       (617) 526-1400

Item 5. Other Events.

On May 2, 2001, Liberty Financial Companies, Inc., a Massachusetts corporation ("LFC"), the corporate parent of Keyport Life Insurance Company (the "Company"), and Liberty Financial Services, Inc., a Massachusetts corporation and a wholly owned subsidiary of LFC ("LFS"), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Sun Life Assurance Company of Canada, a Canadian insurance corporation ("Sun Life"). Pursuant to the Stock Purchase Agreement, LFC and LFS agreed to sell, and Sun Life agreed to purchase (the "Sale"), all of the issued and outstanding shares of capital stock of certain direct and indirect subsidiaries of LFC and LFS constituting LFC's annuity and bank marketing businesses which include the Company for an aggregate purchase price of approximately $1.7 billion. The Sale is subject to customary conditions to closing, including without limitation receipt of approvals by various state insurance regulators in the U.S., certain regulatory authorities in the U.S. and Canada and LFC's shareholders. In connection with the execution of the Stock Purchase Agreement, Liberty Mutual Insurance Company, LFC's controlling stockholder, entered into an agreement to vote in favor of the Sale. The foregoing description of the Stock Purchase Agreement and the Sale is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is included as Exhibit 99.1 to this report and is incorporated into this Item 5 by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits

Exhibit No.	Description
99.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYPORT LIFE INSURANCE COMPANY

Date May 4, 2001	By: /s/Bernhard M. Koch
Bernhard M. Koch
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Stock Purchase Agreement